UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 10, 2007

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Westpointe Corporate Center I 1550 Coraopolis Heights Road, Moon Township, PA	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 412-262-2830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Atlas Pipeline Partners L.P. (“APL”) updates the status of its previously announced definitive agreements with Western Gas Resources, Inc. and Western Gas Resources – Westana, Inc., subsidiaries of Anadarko Petroleum Corporation (“Anadarko”), pursuant to which APL has agreed to acquire control of Anadarko’s 100% interest in natural gas gathering systems and processing plants known as the “Chaney Dell System” located in Oklahoma and its approximate 73% interest in natural gas gathering systems and processing plants known as the “Midkiff/Benedum System” located in Texas (the “Assets”).

Under the agreements, the transfers are to be consummated by formation of partnerships to which the applicable Anadarko subsidiary will contribute the Assets and APL will contribute cash. As disclosed in APL’s Form 8-K filed on June 5, 2007, Anadarko’s interest in the Midkiff/Benedum System is subject to a third-party’s preferential right of purchase. That third party has demanded arbitration with respect to its preferential rights in regard to the 73% interest in the Midkiff/Benedum System. APL believes that its definitive agreements with Anadarko’s subsidiaries contain provisions that require the consummation of the agreements notwithstanding the arbitration demand, including a delayed closing on the Midkiff/Benedum System pending resolution of the issue concerning the preference right. Anadarko has indicated that it does not agree with APL that the agreements contain such a requirement. APL is attempting to resolve the issues with Anadarko and the third party. Consequently, the consummation of the agreements will not take place on July 11, 2007 as APL had previously anticipated. APL remains committed to consummating the agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 10, 2007	ATLAS PIPELINE PARTNERS, L.P.
	By:	Atlas Pipeline Partners GP, LLC, its general partner

		By:	/s/ Matthew A. Jones
Chief Financial Officer